Exhibit 10.26

SHARE SUBSCRIPTION AGREEMENT

Share Subscription Agreement dated June 2, 2014 between Capital GVR Inc. (the “Investor”) and DAVIDsTEA Inc. (the “Corporation”).

WHEREAS as of the date hereof, the authorized capital of the Corporation consists of (i) an unlimited number of Common Shares, (ii) 2,000,000 Class AA Common Shares and (iii) an unlimited number of Preferred Shares, issuable in series, of which the currently existing series consist of an authorized number of (a) 7,441,341 Junior Preferred Shares, (b) 4,003,724 Series A Preferred Shares and (c) 912,689 Series A-1 Preferred Shares (the “Series A-1 Preferred Shares”);

AND WHEREAS the Investor has agreed to subscribe for and purchase from the Corporation, on the Closing Date, 1,856 Series A-1 Preferred Shares (the “Purchased Shares”) on the terms and conditions set forth herein, and the Corporation wishes to accept said subscription (the “Subscription”).

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

ARTICLE 1
INTERPRETATION

1.1.                            Definitions

As used in this Agreement, the following capitalized terms and expressions have the following meanings unless the context otherwise requires:

(a)                                 “Agreement” means this subscription agreement and all instruments that amend or confirm this share subscription agreement; and the expressions “Article” and “Section” followed by a number mean and refer to the specified Article or Section of this Agreement.

(b)                                 “Applicable Securities Laws” means all applicable securities laws in Canada and the United States, including statutes, rules, regulations, by-laws, policies, guidelines, orders, decisions, rulings and awards.

(c)                                  “Business Day” means any day, excluding Saturday, Sunday and any other day which in Montreal, Province of Quebec, is a legal holiday or a day on which governmental and quasi-governmental entities are authorized by law or by local proclamation to close.

(d)                                 “Closing” means the completion of the Subscription.

(e)                                  “Closing Date” means June 2, 2014.

(f)                                   “Common Shares” means the Common Shares of the Corporation.

(g)                                  “Corporation” has the meaning set out in the recitals of this Agreement.

(h)                                 “Damages” means any and all losses, liabilities, damages, claims or expenses (whether or not involving a third-party claim) including reasonable legal expenses actually suffered or incurred by either Party, provided, however, that notwithstanding the foregoing, “Damages” shall not include any consequential, exemplary or punitive damages or any diminution in value.

(i)                                     “Equity Plan” means the Amended and Restated Equity Incentive Plan adopted by the Corporation on April 3, 2012, as amended on February 24, 2014 and as further amended from time to time.

(j)                                    “Governmental Authority” means any (i) multinational, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, arbitral body with legal jurisdiction, commission, board, bureau, agency, ministry or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

(k)                                 “Investor” has the meaning set out in the recitals at the beginning of this Agreement.

(l)                                     “Investors Rights Agreement” means that certain Amended and Restated Investors’ Rights Agreement, dated February 24, 2014, by and among the Corporation and the shareholders of the Corporation party thereto, as amended from time to time.

(m)                             “Junior Preferred Shares” means the Junior Preferred Shares of the Corporation.

(n)                                 “Material Adverse Effect” means a materially adverse effect on (i) the business, operations, prospects, financial condition or liabilities (contingent or otherwise) of the Corporation on a consolidated basis, (ii) the ability of the Corporation on a consolidated basis to perform its obligations under this Agreement or (iii) the rights or benefits available to the Investor under this Agreement.

(o)                                 “Organizational Documents” means, with respect to each of the Corporation and the Subsidiary, its certificate of incorporation, its by-laws, its partnership agreement, its memorandum and articles of association, articles of incorporation, continuation or amalgamation, share designations or similar organizational documents and all shareholder agreements, voting trusts and similar arrangements applicable to the Corporation or its Subsidiary.

(p)                                 “Parties” means, collectively, the Investor and the Corporation and “Party” means any of them.

(q)                                 “Purchased Shares” has the meaning set out in the recitals at the beginning of this Agreement.

(r)                                    “Series A Preferred Shares” means the Series A Preferred Shares of the Corporation.

(s)                                   “Series A-1 Preferred Shares” means the Series A-1 Preferred Shares of the Corporation.

(t)                                   “Subscription” has the meaning set out in the recitals at the beginning of this Agreement.

(u)                                 “Subsidiary” means DAVIDsTEA (USA) Inc.

1.2.                            Gender and Number

Any reference in this Agreement to gender includes all genders (including neuter) and words denoting the singular number only shall include the plural and vice versa.

1.3.                            Headings, Etc.

The provision of a table of contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and shall not affect the interpretation of this Agreement.

1.4.                            Certain Expressions, Etc.

In this Agreement, (i) the words “includes”, “including” and similar expressions mean “include (or including) without limitation”, and (ii) the phrases “the aggregate of”, the “total of”, the “sum of” and similar expressions mean the “aggregate (or total or sum), without duplication, of”.

1.5.                            Currency

All references in this Agreement to “dollars” or to “$” are expressed in lawful money of Canada, unless otherwise specifically indicated.

1.6.                            Legal Representation; No Presumption against any Party

Each Party acknowledges that it has been represented by counsel or has been given the opportunity to obtain counsel in connection with the negotiation and execution of this Agreement and that the terms of this Agreement have been negotiated by it.  Any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement, against the Party that drafted it has no application and any such right is expressly waived by each Party.

1.7.                            Day Not a Business Day, Calculation of Delays

If an action is required to be taken hereunder no later than a day which is not a Business Day, then such action shall instead be required to be taken no later than the next succeeding Business Day.

If any action may be taken within, or any right or obligation is to expire at the end of, a period of days under this Agreement, then the day which is the reference day in calculating such period shall be excluded.

1.8.                            Recitals

The recitals herein shall form an integral part hereof.

ARTICLE 2
SECURITIES SUBSCRIPTION TERMS

2.1.                            Subscription

Subject to the terms of this Agreement, the Corporation agrees to issue to the Investor, and the Investor hereby agrees to subscribe for 1,856 Series A-1 Preferred Shares, for a subscription price of $9.05 per share payable in cash on the Closing Date.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

3.1.                            Representations and Warranties of the Corporation

The Corporation does hereby represent and warrant to the Investor as follows, and acknowledges and confirms that the Investor is relying on such representations and warranties, notwithstanding any investigation by the Investor:

(a)                                 Existence.  Each of the Corporation and the Subsidiary is a corporation duly incorporated and validly existing and in good standing under the laws of its jurisdiction of incorporation and of all jurisdictions in which it carries on business and is in compliance with all provisions of its Organizational Documents and each of the Corporation and the Subsidiary has all requisite power and authority to own its property and to carry on its business as now being and hereafter proposed to be conducted.

(b)                                 Capitalization.  The authorized and issued share capital of the Company consists, immediately prior to the Closing, of:

(i)                                     2,000,000 Class AA Common Shares, none of which are issued and outstanding immediately prior to the Closing and with respect to which options to purchase an aggregate amount of 125,000 Class AA Common Shares are currently issued and outstanding;

(ii)                                  an unlimited number of Common Shares, of which 33,764 Common Shares are issued and outstanding immediately prior to the Closing, and with respect to which options to purchase an aggregate amount of 1,373,425 Common Shares are currently issued and outstanding; and

(iii)                               (A) 7,441,341 Junior Preferred Shares, all of which are issued and outstanding, (B) 4,003,724 Series A Preferred Shares, all of which are issued and outstanding and (C) 912,689 Series A-1 Preferred Shares, of which 681,073 Series A-1 Preferred Shares are issued and outstanding immediately prior to the Closing.

(c)                                  Authorization of this Agreement by the Corporation.  The Corporation has taken all necessary action to execute, deliver and perform its obligations under this Agreement, in accordance with its terms and to consummate the transactions contemplated hereby.  This Agreement has been executed and delivered by duly authorized officers of the Corporation. The obligations of the Corporation under this Agreement constitute legal, valid and binding obligations of the Corporation. The Corporation has obtained all requisite consents and approvals in order to effect the transactions contemplated in this Agreement.

(d)                                Valid Issuance of the Purchased Shares.  The Purchased Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and non-assessable Series A-1 Preferred Shares of the Corporation, free and clear of all liens.  The Common Shares issuable upon conversion of the Purchased Shares, have been duly authorized and reserved for issuance and, upon issuance in accordance with the terms of the Organizational Documents, will be validly issued, fully paid and non-assessable, free and clear of all liens.

(e)                                  No Other Agreements to Purchase.  Except for the Investor’s right under this Agreement and except for (i) the other Series A-1 Preferred Shares to be issued to each of 9222-2116 Quebec Inc., Rainy Day Investments Ltd., Thomas J. Folliard, IV Marital Deduction Trust uad 8/1/2011, Highland Consumer Fund I Limited Partnership, Highland Consumer Fund I-B Limited Partnership and Highland Consumer Entrepreneurs Fund I Limited Partnership, as of the date hereof, (ii) the Common Shares and Class AA Common Shares issuable upon the exercise of options or the issuance of restricted shares under the Equity Plan and (iv) any options or shares that may be issued to Mogey Inc. (“Mogey”) pursuant to any settlement related to Mogey’s claim against the Corporation, no person has any written or oral agreement, option or warrant or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming such for the purchase, subscription, allotment or issuance of any of the unissued shares or other securities of the Corporation.

(f)                                  Financial Statements.  The audited financial statements as of December 31, 2013 of the Corporation have been prepared in accordance with generally accepted accounting principles and fairly present in all material respects the financial condition and operating results of the Corporation as of such date, and for the period, indicated therein.

(g)                                  No Conflict.  The execution, delivery and performance by the Corporation of this Agreement, in accordance with its terms, and the consummation of the transactions contemplated hereby do not (i) violate or conflict with any provision of the Organizational Documents of the Corporation, (ii) violate any provision of law applicable to the Corporation, and (iii) result in a breach of, or constitute a default under, any agreement or instrument to which it is a party or by which any of its property may be bound, except, in the case of (ii) and (iii), for any such breach or default which, could not reasonably be expected to have a Material Adverse Effect.

(h)                                 Government Regulation.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Corporation in connection with the consummation of the transactions contemplated by this Agreement.

(i)                                     Compliance with Law.  Each of the Corporation and the Subsidiary is in compliance with all laws and regulations applicable to it and to its business and assets, the non-

compliance with which, could, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(j)                                    Litigation.  There is no notice of infraction, action, suit or proceeding pending against (nor, to the knowledge of the Corporation, threatened against or in any other manner relating adversely to) the Corporation, the Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any Governmental Authority which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

4.1.                            Representations and Warranties of the Investor

The Investor does hereby represent and warrant to the Corporation as follows, and acknowledges and confirms that the Corporation is relying on such representations and warranties, notwithstanding any investigation by the Corporation:

(a)                                 Ownership.  Pierre Michaud is and will be the sole beneficial and registered owner of all the issued and outstanding shares of the Investor as long as the Investor holds any shares of the Corporation.

(b)                                 Authorization of this Agreement by the Investor.  The Investor has taken all necessary action to execute, deliver and perform its obligations under this Agreement, in accordance with its terms and to consummate the transactions contemplated hereby.  This Agreement has been executed and delivered by the authorized officers of the Investor.  The obligations of the Investor under this Agreement constitute legal, valid and binding obligations of the Investor.

(c)                                  No Conflict.  The execution, delivery and performance by the Investor of this Agreement in accordance with its terms and the consummation of the transactions contemplated hereby do not (i) violate or conflict with any provision of the organizational documents of the Investor, (ii) violate any provision of law applicable to the Investor, and (iii) result in a breach of, or constitute a default under, any agreement or instrument to which it is a party or by which it or any of its property may be bound, except, in the case of (ii) and (iii), for any such breach or default which, individually or in the aggregate, are not material.

(d)                                 Acknowledgement.

(i)                                     The Investor understands that (i) the issuance of the Purchased Shares by the Corporation is intended to be exempt from the prospectus and registration requirements of the Applicable Securities Laws, and (ii) there is no existing public or other market for the Purchased Shares.

(ii)                                  Solely for establishing that the offer, sale and issuance of the Purchased Shares pursuant to this Agreement are exempt from the registration requirements of the Applicable Securities Laws:

A.                                    the Investor understands that the Purchased Shares will be issued in a transaction exempt from the prospectus and registration requirements of the Applicable Securities Laws and that such securities may not be resold by the Investor in Canada and the United States except in compliance with such registration and prospectus requirements or subject to exemptions from such requirements;

B.                                    the Investor is aware that the Corporation is under no obligation to effect any such registration or file any registration with respect to the Purchased Shares (except solely to the extent, if, any, provided in the Investors Rights Agreement), to file a prospectus or to file for or comply with any exemption from such requirements;

C.                                    the Investor is purchasing the Purchased Shares to be acquired by the Investor hereunder for its own account and not with a view to, or for resale in connection with, the distribution thereof in violation of the Applicable Securities Laws; and

D.                                    the Investor is an Accredited Investor within the meaning of the National Instrument 45-106 Prospectus and Registration Exemptions and Regulations 45-106 respecting the Prospectus and Registration Exemptions in the Province of Quebec.

ARTICLE 5
INDEMNIFICATION

5.1.                            Indemnification by the Corporation in Favor of the Investor

The Corporation shall indemnify and save the Investor harmless from and against any Damages suffered by, imposed upon or asserted against the Investor, as a result of, in respect of, connected with, or arising out of, under or pursuant to:

(a)                                 any failure of the Corporation to perform or fulfill any of its covenants or agreements under this Agreement at any time; and

(b)                                 any breach or inaccuracy of any representation or warranty given by the Corporation under Article 3.

5.2.                            Indemnification by the Investor in Favor of the Corporation

The Investor shall indemnify and save the Corporation harmless from and against any Damages suffered by, imposed upon or asserted against the Corporation, as a result of, in respect of, or arising out of, under or pursuant to:

(a)                                 any failure of the Investor to perform or fulfill any covenant or agreements of the investor under this Agreement at any time; and

(b)                                 any breach or inaccuracy of any representation or warranty given by the Investor under Article 4.

5.3.                            Time Limitations

(a)                                 The representations and warranties of the Corporation contained in this Agreement shall survive Closing and notwithstanding Closing and any investigation made by or on behalf of the Investor, shall survive Closing and continue in full force and effect without limitation of time.

(b)                                 The representations and warranties of the Investor contained in this Agreement shall survive Closing and, notwithstanding Closing and any investigation made by or on behalf of the Corporation, shall survive Closing and continue in full force and effect without limitation of time.

ARTICLE 6
MISCELLANEOUS

6.1.                            Further Assurances

From time to time after the Closing Date, each Party shall, at the request of any other Party, execute and deliver such additional conveyances, transfers and other assurances and do all such other acts or things as may be reasonably required to effectively carry out the purposes and intent of this Agreement.

6.2.                            Notices

All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied, sent by a Canadian nationally- recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the addresses set forth below or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance with this Section 6.2.  Any such notice or communication shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, if such date is a Business Day, (b) in the case of telecopier, on the date sent if confirmation of receipt is received prior to 5:00 p.m. on that day and, if such date is a Business Day, (c) in the case of such a nationally-recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after delivery and (d) in the case of mailing, on the third Business Day following that on which the envelope containing such communication is posted:

(i)                         If to the Investor at:

Attention:              Pierre Michaud

Facsimile:

(ii)                      If to the Corporation:

5430 Ferrier

Town of Mount Royal QC

H4P1M2

Attention:              Chief Executive Officer

Facsimile:              (514) 739-0200

6.3.                            Time of the Essence

Time is of the essence of this Agreement.

6.4.                            Amendments

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by the Investor and the Corporation.

6.5.                            Waiver

No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other prevision (whether or not similar) or a future waiver of the same provisions, nor shall such waiver be binding unless executed in writing by the Party to be bound by the waiver.

No failure on the part of any Party to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver of such right, nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

6.6.                            Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.

6.7.                            Successors and Assigns

This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights or obligations under this Agreement shall be assignable or transferable by any of the Parties without the prior written consent of the other and any purported assignment or delegation in violation hereof shall be null and void.

6.8.                            Severability

If any provision of this Agreement is determined by an arbitrator or any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be severed from this Agreement and the remaining provisions shall continue in full force and effect.

6.9.                            Governing Law

This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Quebec and the federal laws of Canada applicable therein.  Each Party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the Province of Quebec.

6.10.                     Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

6.11.                     Language

The Parties confirm that they have agreed that this Agreement and any other agreements and documents in relation thereto, be drafted in English only.  Les parties aux présentes confirment qu’elles ont accepté que la présente convention et toute autre convention et autre document s’y rapportant soit rédigés en anglais settlement.

(Signatures follow on the next page)

SIGNED as of the date of this Agreement.

DAVIDsTEA INC.

Per:

/s/ Pierre Michaud

Name:
Title:

CAPITAL GVR INC.

Per:

/s/ Pierre Michaud

Name:	Pierre Michaud
Title: